Exhibit 10.5

2015 AMENDED AND RESTATED

SEVERANCE AND CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT, effective as of the 15th day of July, 2015, is by and between REGENCY CENTERS CORPORATION, a Florida corporation (the “Company”), Regency Centers, L.P., a Delaware limited partnership (the “Partnership”), and JOHN S. DELATOUR (the “Employee”).

WHEREAS, the Company and the Employee previously entered into the 2014 Amended and Restated Severance and Change of Control Agreement, effective as of the 1st day of January, 2014 (the “Prior Agreement”); and

WHEREAS, to further induce the Employee to remain as an officer of the Company and a key employee of the Partnership, the Company, the Partnership, and the Employee desire to enter into this 2015 Amended and Restated Severance and Change Of Control Agreement (the “Agreement”) to replace and supersede the Prior Agreement; and

WHEREAS, the parties agree that the restrictive covenants underlying certain of the Employee’s obligations under this Agreement are necessary to protect the goodwill or other business interests of the Regency Entities and that such restrictive covenants do not impose a greater restraint than is necessary to protect such goodwill or other business interests.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, including the Employee’s agreement to continue as an officer of the Company and as an employee of the Partnership, the Employee’s agreement to provide consulting services following termination of employment pursuant to the terms hereof, and the restrictive covenants contained herein, the Employee, the Company, and the Partnership agree as follows:

1. Definitions. The following words, when capitalized in this Agreement, shall have the meanings ascribed below and shall supersede the meanings given to any such terms in any other award agreement or related plan document in effect prior to the date of this Agreement, including but not limited to the definitions of “Cause,” “Change of Control,” or “Good Reason”:

(a) “Affiliate” shall have the meaning given to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

(b) “Average Annual Cash Bonus” means the average of the annual cash bonus, if any, paid to the Employee with respect to the three (3) calendar years prior to termination of employment (or the period of the Employee’s employment, if shorter).

(c) “Base Performance Share Value” means the fair market value as of the date of the Change of Control of the number of unvested shares underlying the Employee’s outstanding performance share awards that would have been earned pursuant to the terms of the award if the performance period for each such award ended immediately prior to the Change of Control and the award was earned at (i) the maximum level, if the Change of Control occurs prior to January 1, 2017, or (ii) based on the level of achievement (as determined pursuant to the following sentence) if the Change of Control occurs on or after January 1, 2017. For purposes of clause (ii), the level of achievement of the performance goals established for each such award will be determined on the date immediately prior to the Change of Control as follows: (X) if the goal is a market-based goal, such as total shareholder return or stock price, then the actual performance to date shall be used, and (Y) if the goal is not a market-based goal, then the annualized forecasted number for such goal as most recently prepared by the Company prior to the date of the Change of Control shall be used and treated as if it were actual performance.

(d) “Base Restricted Share Value” means the fair market value as of the date of the Change of Control of the shares underlying all of the Employee’s unvested time-vesting restricted stock awards or stock rights awards outstanding immediately prior to the Change of Control.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means the termination of the Employee’s employment with the Partnership and all Regency Entities by action of the Board or its delegate for one or more of the following reasons:

(i) The Employee is convicted of committing a felony under any state, federal or local law. For the purposes of this Agreement, conviction includes any final disposition of the initial charge which does not result in the charges being completely dismissed or in the Employee being completely acquitted and absolved from all liability, either criminal or civil;

(ii) The Employee materially breaches (A) this Agreement or (B) the policies and procedures of the Company or the Partnership, and the Employee fails to cure the breach to the reasonable satisfaction of such entity, if capable of cure, within thirty (30) days after written notice by such entity of the breach;

(iii) The Employee engages in willful or gross misconduct or willful or gross negligence in performing the Employee’s duties, or fraud, misappropriation or embezzlement;

(iv) The Employee engages in conduct that, if known outside any of the Regency Entities, could reasonably be expected to cause harm to the reputation of the Company or the Partnership, and the Employee fails to cure the breach to the reasonable satisfaction of such entity, if capable of cure, within thirty (30) days after written notice by such entity of the breach; or

(v) The Employee fails to meet the reasonable expectations of management regarding performance of his or her duties, and the Employee fails to cure the breach to the reasonable satisfaction of the Company or the Partnership, as applicable, if capable of cure, within thirty (30) days after written notice by such entity of the breach.

(g) “Change of Control” means the occurrence of an event or series of events which qualify as a change in control event for purposes of Code Section 409A and Treasury Regulation §1.409A-3(i)(5), including:

(i) A change in the ownership of the Company, which shall occur on the date that any one Person, or more than one Person Acting as a Group (as defined below), other than Excluded Person(s) (as defined below), acquires ownership of the stock of the Company that, together with the stock then held by such Person or group, constitutes more than fifty percent (50%) of the total fair market value of the stock of the Company. However, if any one Person or more than one Person Acting as a Group is considered to own more than fifty (50%) of the total fair market value of the stock of the Company, the acquisition of additional stock by the same Person or Persons is not considered to cause a Change of Control.

(ii) A change in the effective control of the Company, which shall occur on the date that:

(1) Any one Person, or more than one Person Acting as a Group, other than Excluded Person(s), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company. However, if any one Person or more than one Person Acting as a Group is considered to own more than thirty percent (30%) of the total voting power of the stock of the Company, the acquisition of additional voting stock by the same Person or Persons is not considered to cause a Change of Control; or

(2) A majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(iii) A change in the ownership of a substantial portion of the Company’s assets, which shall occur on the date that any one Person, or more than one Person Acting as a Group, other than Excluded Person(s), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total Gross Fair Market Value (as defined below) equal to more than fifty percent (50%) of the total Gross Fair Market Value of all the assets of the Company immediately prior to such acquisition or acquisitions, other than an Excluded Transaction (as defined below).

For purposes of this Subsection (g):

“Gross Fair Market Value” means the value of the assets of the Company, or the value of the assets being disposed of, as applicable, determined without regard to any liabilities associated with such assets.

Persons will not be considered to be “Acting as a Group” solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering, or solely because they purchase assets of the Company at the same time, or as a result of the same public offering, as the case may be. However, Persons will be considered to be Acting as a Group if they (i) are owners of an entity that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company, or (ii) do so within the meaning of Section 13(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

The term “Excluded Transaction” means any transaction in which assets are transferred to: (A) a shareholder of the Company (determined immediately before the asset transfer) in exchange for or with respect to its stock; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company (determined after the asset transfer); (C) a Person, or more than one Person Acting as a Group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company (determined after the asset transfer); or (D) an entity at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in clause (C) (determined after the asset transfer).

The term “Excluded Person(s)” means (A) the Company or any Regency Entity; (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Regency Entity; (C) an underwriter temporarily holding securities pursuant to an offering of such securities; or (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company.

The term “Change of Control” as defined above shall be construed in accordance with Code Section 409A and the regulations promulgated thereunder. In no event shall a transaction described above constitute a “Change of Control” for purposes of this Agreement unless such transaction also satisfies the requirement to be a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as each of those terms are defined under Code Section 409A and the regulations promulgated thereunder.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j) “General Release” means (i) a release of the Regency Entities, in such form as the Partnership may reasonably request, of all claims against the Regency Entities relating to the Employee’s employment and termination thereof, and (ii) an agreement to continue to comply with, and be bound by, the provisions of Section 16 hereof.

(k) “Good Reason” means any one or more of the following conditions:

(i) any material diminution of the Employee’s authority, duties or responsibilities;

(ii) a material diminution of the Employee’s total annual compensation opportunity (including base compensation, annual bonus opportunity, and value of annual equity award grants);

(iii) a material diminution in the budget over which the Employee retains authority;

(iv) a material change in the geographic location at which the Employee must perform the Employee’s duties and responsibilities; or

(v) any other action or inaction by the Company or the Partnership that constitutes a material breach of this Agreement or any other agreement pursuant to which the Employee provides services to the Company or the Partnership.

A termination of the Employee’s employment for Good Reason shall be effective only if (X) such condition was not consented to by the Employee in advance or subsequently ratified by the Employee in writing, (Y) such condition remains in effect thirty (30) days after the Employee gives written notice to the Board of the Employee’s intention to terminate his or her employment for Good Reason, which notice specifically identifies such condition, and (Z) the Employee gives the notice referred to in (Y) above within ninety (90) days of the initial existence of such condition. If the Company or the Partnership, as applicable, does not cure the condition within the thirty (30) day cure period described in (Y) above, then the Employee’s termination will occur on the day immediately following the end of the cure period. If the Company or the Partnership, as applicable, cures the condition within such thirty (30) day cure period, then the Employee will be deemed to have withdrawn his notice of termination effective as of the date the cure is effected.

(l) “Medical Benefits” shall mean the monthly fair market value of benefits provided to the Employee and the Employee’s dependents under the major medical, dental and vision benefit plans sponsored and maintained by the Partnership, at the level of coverage in effect for such persons immediately prior to the Employee’s termination of employment date. The “monthly fair market value” of such benefits shall be equal to the monthly cost as if such persons elected COBRA continuation coverage at such time at their own expense.

(m) “Person” means a “person” as used in Sections 3(a)(9) and 13(d) of the Exchange Act or any group of Persons acting in concert that would be considered “persons acting as a group” within the meaning of Treasury Regulation §1.409A-3(i)(5).

(n) “Prime Rate” means an annual rate, compounding annually, equal to the prime rate, as reported in The Wall Street Journal on the date of the Change of Control, or if not reported on that date, the last preceding date on which so reported, which rate shall be adjusted on each January 1 to the prime rate then in effect and shall remain in effect for the year.

(o) “Qualifying Retirement” means the Employee’s voluntary termination of employment after the Employee has (i) attained (X) age 65, or (Y) age 60 with 10 Years of Service, and (ii) previously delivered a written notice of retirement to the Partnership at least one (1) year prior to the date of retirement.

(p) “Regency Entity” or “Regency Entities” means the Company, the Partnership, any of their Affiliates, and any other entities that along with the Company or the Partnership is considered a single employer pursuant to Code Section 414(b) or (c) and the Treasury regulations promulgated thereunder, determined by applying the phrase “at least 50 percent” in place of the phrase “at least 80 percent” each place it appears in such Treasury regulations or Code Section 1563(a).

(q) “Separation from Service” means the termination of the Employee’s employment with the Partnership and all Regency Entities, provided that, notwithstanding such termination of the employment relationship between the Employee and the Partnership and all Regency Entities, the Employee shall not be deemed to have had a Separation from Service where it is reasonably anticipated that the level of bona fide services that the Employee will perform (whether as an employee or independent contractor) following such termination from the Partnership and all Regency Entities would be twenty percent (20%) or more of the average level of bona fide services performed by the Employee (whether as an employee or independent contractor) for the Partnership and all Regency Entities over the immediately preceding thirty-six (36) month period (or such lesser period of actual service). In such event, Separation from Service shall mean the permanent reduction of the level of bona fide services to be performed by the Employee (whether as an employee or independent contractor) to a level that is less than twenty percent (20%) of the average level of bona fide services performed by the Employee (whether as an employee or independent contractor) during the thirty-six (36) month period (or such lesser period of actual service) immediately prior to the termination of the Employee’s employment relationship. A Separation from Service shall not be deemed to have occurred if the Employee is absent from active employment due to military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed the greater of (i) six (6) months or (ii) the period during which the Employee’s right to reemployment by the Partnership or any Regency Entity is provided either by statute or contract.

(r) “Specified Employee” means an employee of the Company or any Regency Entity who is a “specified employee” as defined in Code Section 409A(a)(2)(b)(i) and Treasury Regulation §1.409A-1(i). If the Employee is a key employee as of the applicable identification date, the Employee shall be treated as a Specified Employee for the twelve (12) month period beginning on the first day of the fourth month following such identification date. The applicable identification date for purposes of this Agreement shall be September 30 of each year.

(s) “Unvested Equity Award” has the meaning given to such term in Section 6(a).

(t) “Years of Service” means the Employee’s total years of employment with a Regency Entity, including years of employment with an entity that is acquired by a Regency Entity prior to such acquisition.

2. Term of the Agreement. The term of this Agreement shall begin on the date hereof and end at 11:59 p.m. on December 31, 2018, and thereafter shall automatically renew for successive three (3) year terms unless either party delivers written notice of non-renewal to the other party at least ninety (90) days prior to the end of the then current term; provided, however, that if a Change of Control has occurred during the original or any extended term (including any extension resulting from a prior Change of Control), the term of the Agreement shall end no earlier than twenty-four (24) calendar months after the end of the calendar month in which the Change of Control occurs.

3. No Change of Control – Severance. Except in circumstances in which the Employee would be entitled to payments and benefits in connection with a Change of Control as provided in Section 4 below, in the event that during the term of this Agreement the Employee has a Separation from Service as a result of the Partnership terminating the Employee’s employment without Cause or the Employee terminating the Employee’s employment for Good Reason, subject to Sections 11 and 15 below:

(a) The Partnership shall pay to the Employee an amount equal to the sum of (i) twelve (12) months of the Employee’s base monthly salary in effect on the date the Employee’s employment terminates, (ii) one-hundred percent (100%) of the Employee’s Average Annual Cash Bonus, and (iii) twelve (12) months of the Employee’s Medical Benefits. Payment shall be made in a lump sum on the first business day after sixty (60) days following the Employee’s Separation from Service.

(b) All of the Employee’s outstanding unvested stock options, restricted stock awards, and stock rights awards that vest solely on the basis of time shall become vested on a pro-rated basis, based on the portion of the vesting period that has elapsed as of the date of the Employee’s Separation from Service; and

(c) All of the Employee’s outstanding performance share awards shall be earned as of the date of Separation from Service based on the level of achievement of the performance goals established for such awards as of such date, but then pro-rated based on the portion of the performance period that has elapsed as of the date of the Employee’s Separation from Service. For purposes hereof, the level of achievement of the performance goals established for each such award will be determined on the date immediately prior to the Separation from Service as follows: (i) if the goal is a market-based goal, such as total shareholder return or stock price, then the actual performance to date shall be used, and (ii) if the goal is not a market-based goal, then the level of achievement of such goal shall be (X) based on the most recently reported number(s) by the Company in its reports filed with the Securities and Exchange Commission or (Y) if such numbers are not so filed, based on the numbers as prepared internally by the Company for the quarter ending prior to the date of the Separation from Service.

Any shares issuable under awards that vest or are earned pursuant to subsections (b) and (c) shall be issued on the same date as the cash severance payment is made pursuant to subsection (a).

4. Change of Control – Severance. In the event that during the term of this Agreement the Partnership terminates the Employee’s employment without Cause or the Employee terminates the Employee’s employment for Good Reason, in each case within two (2) years following a Change of Control, the following provisions shall apply:

(a) The Partnership shall pay to the Employee an amount equal to the sum of (i) twenty-four (24) months of the Employee’s monthly base salary in effect on the date the Employee’s employment terminates, (ii) two hundred percent (200%) of the Employee’s Average Annual Cash Bonus, and twenty-four (24) months of the Employee’s Medical Benefits. Subject to Sections 11 and 15 below, payment shall be made in a lump sum on the first business day after sixty (60) days following the Employee’s Separation from Service.

(b) All outstanding unvested stock options, restricted stock, stock rights awards and performance share awards granted to the Employee on or after a Change of Control (at the greater of actual performance to-date or target, for any awards subject to performance goals), and all outstanding equity awards that have not vested at the time of the Change of Control or been converted to the right to receive a cash payment pursuant to Section 6(c), will vest on the date the General Release in Section 15 becomes effective, and, if applicable, will be paid on the tenth (10th) business day following such time. Notwithstanding the foregoing, all such awards which are subject to Code Section 409A will be paid on the first (1st) business day after sixty (60) days following the Employee’s Separation from Service, provided the General Release in Section 15 has become effective.

(c) With respect to those Unvested Equity Awards that have been exchanged pursuant to Sections 6(b) and 6(c)6(c) for the right to receive a contingent cash payment, subject to Section 11 below, the Employee shall receive a cash payment made in a lump sum on the first business day after sixty (60) days following the Employee’s Separation from Service equal to any portion of the unpaid Base Performance Share Value and Base Restricted Share Value that has not been paid pursuant to Sections 6(b) and 6(c), together with accrued but unpaid interest at the Prime Rate on such unpaid amount from the date of the Change of Control to the date of payment.

5. Entitlement to Severance.

(a) Notwithstanding anything to the contrary, if the Employee delivers written notice on or after January 1, 2017, of what would otherwise have been a Qualifying Retirement to the Partnership had the Employee continued to be employed by the Partnership through the date of retirement set forth in the notice, and if the Employee becomes entitled to receive any severance payments or benefits described in Section 3 or Section 4 after the Employee has delivered such written notice, then the amount of such payments and benefits shall be limited to (i) those that the Employee would have otherwise received had such employment continued through such date of retirement, and (ii) those provided by Section 9, if any.

(b) If the Employee dies after receiving notice from the Company that the Employee is being terminated without Cause, or after providing notice of termination for Good Reason, but prior to the date the Employee receives the payments and benefits described in Section 3 or Section 4, as the case may be, then the Employee’s estate, heirs and beneficiaries shall be entitled to the payments and benefits described in Section 3 or Section 4, as the case may be, at the same time such payments and benefits would have been paid or provided to the Employee had the Employee lived.

6. Change of Control – Effect on Stock Rights.

(a) Except as otherwise provided in Sections 6(b) and 6(c) below (or in Sections 44(b) or 4(c), if applicable), the occurrence of a Change of Control shall not impact any existing unvested stock options, restricted stock awards, stock rights awards or performance share awards (collectively, “Unvested Equity Awards”) unless such rights are cashed out pursuant to the terms of the applicable merger agreement or other agreement(s) pursuant to which such Change of Control is effected.

(b) With respect to Unvested Equity Awards that are performance share awards (“Performance Awards”), notwithstanding anything to the contrary contained in the related plan or award agreement, all of the Employee’s outstanding unvested Performance Awards shall be cancelled and, in consideration for the cancellation of such awards, the Employee shall receive a deferred contingent cash payment with respect to each such cancelled award equal to (X) the Base Performance Share Value determined for such cancelled award, plus (Y) interest on such unpaid Base Performance Share Value from the date of the Change of Control to the date of payment at the Prime Rate, such cash payment to be made on the last day of the applicable performance period for such award, provided that the Employee remains employed by the Partnership, an Affiliate, or one of their successors through the last day of the applicable performance period.

(c) With respect to Unvested Equity Awards that are not Performance Awards, if the stock underlying such awards is not readily tradable on an established securities market immediately after the Change of Control (after giving effect to any conversion, exchange or replacement pursuant to the applicable plan or award agreement of the stock underlying Unvested Equity Awards as a result of a reorganization, merger, consolidation, combination or other similar corporate transaction or event), then notwithstanding anything to the contrary contained in the related plan or award agreement, all of the Employee’s outstanding Unvested Equity Awards shall be cancelled and, in consideration for the cancellation of such awards, the Employee shall receive:

(i) a cash payment equal to (X) the fair market value of the shares underlying all of the Employee’s unvested stock options as of the date of the Change of Control, less (Y) the aggregate exercise price of such stock options, such cash payment to be made within thirty (30) days after the Change of Control; and

(ii) a deferred contingent cash payment equal to (X) the Base Restricted Share Value, plus (Y) interest on the unpaid Base Restricted Share Value from the date of the Change of Control to the date of payment at the Prime Rate, such cash payment of the Base Restricted Share Value to be made in installments on the applicable vesting dates with respect to the number of shares that would have been issued on that vesting date, plus all accrued but unpaid interest on the unpaid Base Restricted Share Value through such vesting date, provided that the Employee remains employed by the Partnership, an Affiliate, or one of their successors through the applicable date of vesting.

7. Change of Control – Excise Tax.

(a) If in the opinion of Tax Counsel (as defined in Section 7(b)) the Employee will be subject to an excise tax under Code Section 4999 with respect to all or any portion of the payments and benefits to be made by the Company or any of its Affiliates to the Employee, whether upon a Change of Control or following a termination of the Employee’s employment, under this Agreement or otherwise (in the aggregate, “Total Payments”), then such parties agree that the Total Payments shall either be (i) delivered in full, or (ii) reduced to 299.99% of the Employee’s “base amount” for purposes of Code Section 280G (“Scaled Back Amount”), whichever of the foregoing results in the receipt by the Employee of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the excise tax). If the Employee is entitled to the Scaled Back Amount, then such payments and benefits shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits to be received by the Employee (on the basis of the relative present value of the parachute payments).

(b) For purposes of this Section 7, within forty (40) days after delivery of a written notice of termination by the Employee or by the Company pursuant to this Agreement within two (2) years of a Change in Control with respect to the Company (or, if an event other than termination of employment results in payment of parachute payments under Code Section 280G and it is reasonably possible that such parachute payments could result in an excise tax, within forty (40) days after such other event), the Company shall obtain, at its expense, the opinion (which need not be unqualified) of nationally recognized tax counsel (“Tax Counsel”) selected by the Compensation Committee of the Board, which sets forth (i) the “base amount” within the meaning of Code Section 280G; (ii) the aggregate present value of the payments in the nature of compensation to the Employee as prescribed in Code Section 280G(b)(2)(A)(ii); (iii) the amount and present value of any “excess parachute payment” within the meaning of Code Section 280G(b)(1); and (iv) as applicable, (X) the net after-tax proceeds to the Employee, taking into account the tax imposed by Code Section 4999 if the Total Payments were delivered in full, and, (Y) the amount and nature of the parachute payments to be reduced or forfeited according to Section 7(a) in order for the total payments and benefits to equal the Scaled Back Amount. For purposes of such opinion, the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Code Section 280G and regulations thereunder, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Employee. Such opinion shall be addressed to the Company and the Employee and shall be binding upon the Company, its Affiliates, and the Employee.

8. Plan of Liquidation. If the shareholders of the Company approve a complete plan of liquidation or dissolution of the Company (“Approved Liquidation Plan”), all Unvested Equity Awards that are not Performance Awards will fully vest on the date of such approval and all such awards that are Performance Awards shall vest to the extent the performance goals established under such awards have been achieved on such date (as if the Employee had satisfied all employment conditions required to vest), with the corresponding performance period for such award(s) deemed completed as of the date immediately preceding the date of such approval. Shares of common stock that so vest will be deemed outstanding as of the close of business on the date of such approval, and certificates representing such shares shall be delivered to the Employee as promptly as practicable thereafter. Any Performance Awards not vesting on the date of such approval shall be immediately cancelled without consideration therefor. In addition, unless the Approved Liquidation Plan shall have been rescinded, if the Partnership terminates the Employee’s employment without Cause or the Employee terminates the Employee’s employment for Good Reason in each case following shareholder approval of the Approved Liquidation Plan, then the Employee shall receive the benefits provided in Sections 4(a), 4(b) and 4(c), as applicable.

9. Retirement and Performance Shares. If the Employee’s termination of employment constitutes a Qualifying Retirement, then the Employee’s unvested stock options, restricted stock and stock rights awards (other than performance shares) will vest on the date of retirement set forth in the notice thereof, and if the Qualifying Retirement occurs on or after a Change of Control, then the provision of Section 4(c) shall also apply. Notwithstanding anything to the contrary in any related plan or award agreement, the Employee shall be entitled to exercise all vested stock options until the earlier of (a) three years after the date of Qualifying Retirement, and (b) the original terms of the options. Unless an award agreement provides for more favorable treatment, upon a Qualifying Retirement, the Employee shall continue to have the right to earn unvested performance shares upon the achievement of the applicable performance goals over any remaining performance period, as if the Employee’s employment had not been terminated.

10. Death and Disability. In no event shall a termination of the Employee’s employment due to death or Disability constitute a termination by the Partnership without Cause or a termination by the Employee for Good Reason; however, upon termination of employment due to the Employee’s death or Disability, the Employee’s estate or the Employee, as applicable, shall receive the benefits provided in Section 4(b) or 4(c) with respect to unvested stock options, restricted stock and stock rights awards (other than performance shares), and the Employee’s estate or the Employee, as applicable, shall continue to have the right to earn unvested performance shares upon the achievement of the applicable performance goals over any remaining performance period, as if the Employee’s employment had not been terminated. Notwithstanding anything to the contrary in any related plan or award agreement, (a) the Employee’s estate shall be entitled to exercise all vested stock options until the earlier of (i) three years after termination of employment due to death, and (ii) the original term of the option, and (b) the Employee shall be entitled to exercise all vested stock options until the earlier of (i) one year after termination of employment due to Disability, and (ii) the original term of the option. For purposes of this Agreement, the Employee shall be deemed terminated for Disability if the Employee is (or would be if a participant) entitled to long-term disability benefits under the Partnership’s disability plan or policy or, if no such plan or policy is in place, if the Company determines that the Employee has been unable to substantially perform his or her duties, due to a medically-determinable physical or mental incapacity, for one-hundred eighty (180) consecutive days.

11. Payments to Specified Employees. Notwithstanding any other Section of this Agreement, if the Employee is a Specified Employee at the time of the Employee’s Separation from Service, payments or distribution of property to the Employee provided under this Agreement, to the extent considered amounts deferred under a non-qualified deferred compensation plan (as defined in Code Section 409A) shall be deferred until the six (6) month anniversary of such Separation from Service to the extent required in order to comply with Code Section 409A and Treasury Regulation 1.409A-3(i)(2).

12. Reductions in Base Salary. For purposes of this Agreement, in the event there is a reduction in the Employee’s base salary that would constitute the basis for a termination for Good Reason, the base salary used for purposes of calculating the severance payable pursuant to Sections 3 or 4(a), as the case may be, shall be the amounts in effect immediately prior to such reduction.

13. Other Payments and Benefits. On any termination of employment, including, without limitation, termination due to the Employee’s death or Disability (as defined in Section 10) or for Cause, the Employee shall receive any accrued but unpaid salary, reimbursement of any business or other expenses incurred prior to termination of employment but for which the Employee had not received reimbursement, and any other rights, compensation and/or benefits as may be due the Employee in accordance with the terms and provisions of any agreements, plans or programs of the Company or the Partnership (but in no event shall the Employee be entitled to duplicative rights, compensation and/or benefits).

14. Set Off; Mitigation. The obligation of the Company or the Partnership to pay or provide the Employee the amounts or benefits under this Agreement shall be subject to set-off, counterclaim or recoupment of amounts owed by the Employee to the Company or the Partnership. In addition, except as provided in Section 7 with respect to the Scaled Back Amount, if applicable, the Employee shall not be required to mitigate the amount of any payments or benefits provided to the Employee hereunder by securing other employment or otherwise, nor will such payments and/or benefits be reduced by reason of the Employee securing other employment or for any other reason.

15. Release. Notwithstanding any provision herein to the contrary, neither the Company nor the Partnership shall have any obligation to pay any amount or provide any benefit, as the case may be, under this Agreement, unless the Employee executes, delivers to the Partnership, and does not revoke (to the extent the Employee is allowed to do so as set forth in the General Release), a General Release within sixty (60) days of the Employee’s termination of employment.

16. Restrictive Covenants and Consulting Arrangement.

(a) The Employee will not use or disclose any confidential information of any Regency Entity without the Company’s prior written consent, except in furtherance of the business of the Regency Entities or except as may be required by law. Additionally, and without limiting the foregoing, the Employee agrees not to participate in or facilitate the dissemination to the media or any other third party (i) of any confidential information concerning any Regency Entity or any employee of any Regency Entity, or (ii) of any damaging or defamatory information concerning any Regency Entity or the Employee’s experiences as an employee of any Regency Entity, without the Company’s prior written consent except as may be required by law. Notwithstanding the foregoing, this Section 16(a) does not apply to information which is already in the public domain through no fault of the Employee.

(b) During the Employee’s employment and during the one (1) year period after the Employee ceases to be employed by any of the Regency Entities, the Employee agrees that:

(i) the Employee shall not directly or knowingly and intentionally through another party recruit, induce, solicit or assist any other Person in recruiting, inducing or soliciting (A) any other employee of any Regency Entity to leave such employment or (B) any other Person with which any Regency Entity was actively conducting negotiations for employment on the date of termination of the Employee’s employment (the “Termination Date”); and

(ii) the Employee shall not personally solicit, induce or assist any other Person in soliciting or inducing (A) any tenant in a shopping center of any Regency Entity that was a tenant on the Termination Date to terminate a lease, or (B) any tenant, property owner, co-investment partner or build-to-suit customer with whom any Regency Entity had a lease, acquisition contract, business combination contract, co-investment partnership agreement or development contract on the Termination Date to terminate such lease or other contract, or (C) any prospective tenant, property owner, co-investor partner or build-to-suit customer with which any Regency Entity was actively conducting negotiations on the Termination Date with respect to a lease, acquisition, business combination, co-investment partnership or development project to cease such negotiations.

(c) For a six (6) month period following any termination of employment, the Employee agrees to make himself available and, upon and as requested by the Company or the Partnership from time to time, to provide consulting services with respect to any projects the Employee was involved in prior to such termination and/or to provide such other consulting services as the Company or the Partnership may reasonably request. The Employee will be reimbursed for reasonable travel and miscellaneous expenses incurred in connection with the provision of requested consulting services hereunder. The Company or the Partnership will provide the Employee reasonable advance notice of any request to provide consulting services, and will make all reasonable accommodations necessary to prevent the Employee’s commitment hereunder from materially interfering with the Employee’s employment obligations, if any. In no event will the Employee be required to provide more than twenty (20) hours of consulting services in any one month to the Company and the Partnership pursuant to this provision.

(d) The parties agree that any breach of this Section 16 will result in irreparable harm to the non-breaching party which cannot be fully compensated by monetary damages and accordingly, in the event of any breach or threatened breach of this Section 16, the non-breaching party shall be entitled to injunctive relief. Should any provision of this Section 16 be determined by a court of law or equity to be unreasonable or unenforceable, the parties agree that to the extent it is valid and enforceable, they shall be bound by the same, the intention of the parties being that the parties be given the broadest protection allowed by law or equity with respect to such provision.

17. Survival. The provisions of Sections 3 through 22 shall survive the termination of this Agreement to the extent necessary to enforce the rights and obligations described therein.

18. Compliance with Code Section 409A. For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which the Employee is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company or the Partnership, as the case may be.

19. Withholding. The Company or the Partnership shall withhold from all payments to the Employee hereunder all amounts required to be withheld under applicable local, state or federal income and employment tax laws.

20. Clawbacks. All incentive-based compensation paid to the Employee hereunder will be subject to the policies of the Company and the Partnership regarding clawbacks of erroneously awarded incentive-based compensation triggered by an accounting restatement, as required by law and approved by the Board in the case of the Company.

21. Dispute Resolution. Any dispute, controversy or claim between the Company or the Partnership and the Employee or other person arising out of or relating to this Agreement shall be settled by arbitration conducted in the City of Jacksonville, Florida, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in force and Florida law within thirty (30) days after written notice from one party to the other requesting that the matter be submitted to arbitration; provided that this Section 21 shall not apply to, and the Company and the Partnership shall be free to seek, injunctive or other equitable relief with respect to any actual or threatened violation by the Employee of his or her obligations under Section 16 hereof in any court of competent jurisdiction. The arbitration decision or award shall be binding and final upon the parties. The arbitration award shall be in writing and shall set forth the basis thereof. The parties hereto shall abide by all awards rendered in such arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought. Each party shall be responsible for its own costs and expenses in any dispute or proceeding regarding the enforcement of this Agreement.

22. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida (exclusive of conflict of law principles). In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the remainder shall not be affected thereby. This Agreement supersedes and terminates any prior employment agreement, severance agreement, change of control agreement or non-competition agreement between the Company or the Partnership and the Employee. It is intended that the payments and benefits provided under this Agreement are in lieu of, and not in addition to, termination, severance or change of control payments and benefits provided under the other termination or severance plans, policies or agreements, if any, of the Company or the Partnership. This Agreement shall be binding upon and inure to the benefit of the Employee and the Employee’s heirs and personal representatives, the Company and the Partnership, and their successors, assigns and legal representatives. Headings herein are inserted for convenience and shall not affect the interpretation of any provision of the Agreement. References to sections of the Exchange Act or the Code, or rules or regulations related thereto, shall be deemed to refer to any successor provisions, as applicable. The Company and the Partnership will require any successors thereto (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to expressly assume and agree to perform under this Agreement in the same manner and to the same extent that the Company and the Partnership would be required to perform if no such succession had taken place. This Agreement may not be terminated, amended, or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

23. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(Signature pages to follow)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

REGENCY CENTERS CORPORATION

By:	/s/ Martin E. Stein Jr.
Martin E. Stein Jr.
Its Chairman & Chief Executive Officer

REGENCY CENTERS, L.P.

By:	REGENCY CENTERS CORPORATION
Its General Partner

By:	/s/ Martin E. Stein Jr.
Martin E. Stein Jr.
Its Chairman & Chief Executive Officer

EMPLOYEE

/s/ John S. Delatour
John S. Delatour